EXHIBIT 11

                             EARNINGS PER SHARE
                            DILUTED COMPUTATION
             FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
              (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                 Three months ended
                                                       March 31,
                                                ---------------------
                                                1999             1998
                                                ----             ----
Basis for computation of diluted
 earnings per share:
    Earnings from continuing operations
      before extraordinary item and
      cumulative effect of a change in
      accounting principle                 $      68.2      $     54.7
     Loss from discontinued operations               -            (6.7)
     Extraordinary charge - debt retirement          -            (2.7)
     Cumulative effect of a change in
      accounting principle                        (7.5)              -
                                           -----------      -----------
     Net earnings applicable to
      common stock                         $      60.7      $      45.3
                                           ===========      ===========
Number of shares:
     Weighted average shares outstanding   114,290,868      114,003,829
     Common stock equivalents                  252,339          767,391
                                           -----------      -----------
     Total common and common equivalent
      shares assuming dilution             114,543,207      114,771,220
                                           ===========      ===========
Diluted earnings per share:
     Earnings from continuing operations
      before extraordinary item and
      cumulative effect of a change in
      accounting principle                 $     0.60       $     0.48
     Loss from discontinued operations              -            (0.06)
     Extraordinary charge -
      debt retirement                               -            (0.02)
     Cumulative effect of a change in
      accounting principle                      (0.07)               -
                                           ----------       ----------
     Net earnings                          $     0.53       $     0.40
                                           ==========       ==========

This calculation is submitted in accordance with Regulation S-K Item
601(b)(11).